Exhibit F-2(c)







                                                              December 17, 1997



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

                  Re:        GPU, Inc. ("GPU")
                             GPU International, Inc. ("GPUI")
                             Application on Form U-1
                             SEC File No. 70-7727
                             --------------------

Ladies and Gentlemen:

                  We have examined Post-Effective Amendment No. 19, dated September 24, 1997, to the Application on Form U-1, dated December 13, 1989, under the Public Utility Holding Company Act of 1935 ("Act") filed with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70- 7727, as amended by Post-Effective Amendment No. 20, dated November 7, 1997 and as to be amended by Post-Effective Amendment No. 21 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application").

                  The Application now contemplates, among other things,

                  (i) expanding the purposes for which GPU may enter into guarantees ("Guarantees") to include Guarantees of any security or other obligation of GPUI or a GPUI subsidiary;

                  (ii) extending until December 31, 2000 the period during which GPU and GPUI may enter into Guarantees; and

                  (iii) increasing to $150 million the aggregate amount of obligations which GPUI may incur under Guarantees issued to it.

                  We have acted as Pennsylvania counsel to GPU for many years. In connection with the delivery of this opinion, we have also examined such other documents and made such investigation as we have deemed necessary as a basis for this opinion.

                  We have assumed that (i) at the time of their issuance and delivery, the Guarantees will have been duly authorized, executed and delivered by GPU; and (ii) compliance by GPU with the applicable limitations on guarantees


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Securities and Exchange Commision
December 17, 1997
Page 2



and unsecured debt contained in the GPU revolving credit facility and guaranties to which it is a party.

                  Based upon and subject to the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion, insofar as Pennsylvania law is concerned, that when the Commission shall have entered a supplemental order forthwith granting the Application,

                  (a) all Pennsylvania laws applicable to the proposed transactions will have been complied with,

                  (b)        GPU is validly organized and existing, and

                  (c) the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by GPU, Pennsylvania Electric Company, Ninevah Water Company, Penelec Capital, L.P. or Penelec
                             Preferred Capital, Inc.

                  We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                               Very truly yours,


                                               BALLARD SPAHR ANDREWS & INGERSOLL